UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 17, 2009
Federal Home Loan Bank of Des Moines

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51999	42-6000149

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Skywalk Level , 801 Walnut Street — Suite 200, Des Moines, Iowa	50309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 515-281-1000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 17, 2009, the Federal Home Loan Bank of Des Moines (the “Bank”) entered into employment agreements (the “Agreements”) with the following executive officers (“Executives”) of the Bank: Richard S. Swanson, President and Chief Executive Officer (“CEO”); Michael L. Wilson, Executive Vice President and Chief Business Officer (“CBO”); Steven T. Schuler, Executive Vice President and Chief Financial Officer (“CFO”); and Edward J. McGreen, Executive Vice President and Chief Capital Markets Officer (“CCMO”). The Agreements became effective on April 17, 2009, are for an indefinite term, and supersede and replace the agreements previously entered into between the Bank and the Executives. Except as noted herein, the terms of the Agreements for the Executives are similar in all material respects.
The Agreements provide that the Bank shall initially pay each Executive an annualized base salary of not less than the amount set forth in the table below, and that each Executive’s salary is subject to annual review.
Additionally, the Agreements provide that each Executive is entitled to participate in the Bank’s Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”). Each Agreement provides that the incentive targets for the AIP and LTIP are to be established by the Bank’s Board of Directors (“Board”), and that the target for the AIP shall not be set lower than the designated percentage of base salary set forth below unless such reduced target is part of a nondiscriminatory cost reduction plan applicable to the Bank’s total compensation budget. The Agreements further provide that each Executive is entitled to participate in the Bank’s benefit equalization plan, and all pension, 401(k), and similar benefit plans offered by the Bank. Additionally, the Agreement for the Bank’s president states that he is entitled to a benefit equalization plan that provides, beginning June 1, 2009, comparable benefits as if he were fully vested under the Bank’s pension plan.
The following table provides salary and AIP target incentives awards for each Executive as discussed above:

Title	Minimum Base Salary	Target Percentage for AIP

CEO	$584,100	37.5%
CBO	$390,000	30.0%
CFO	$294,100	30.0%
CCMO	$293,900	30.0%
Each Agreement provides for termination upon the Executive’s death, incapacitation from illness, accident, or other disability if the Executive is unable to perform his normal duties for a period of ninety (90) consecutive days, upon thirty (30) days written notice to the Bank. The Agreements may also be terminated by the Bank for cause, by the Executive for good reason, or by either party without cause upon ninety (90) days written notice to the other party. If the Executive’s employment is terminated by the Bank without cause or by the Executive for good reason, the Executive shall be entitled to the sum of the following: (1) severance payments as set forth in the table below, (2) one times the targeted annual incentive award in effect for the calendar year in which the date of termination occurs (or the targeted annual incentive award for the prior year if such award has not then been determined), (3) the annual incentive award for the calendar year in which the date of termination occurs and prorated for the portion of the calendar year in which the Executive was employed, (4) the unpaid long-term incentive award for any Performance Period (as defined in the LTIP) ending prior to the year in which the date of termination occurs, (5) a prorated long-term incentive award for any long-term incentive awards for which the Performance Period has not ended as of the date of termination, and (6) any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), provided that the Bank will continue paying its portion of the medical and/or dental insurance premiums for the one-year period following the date of termination.

Total Value of Severance Payable
Title	Severance Payments	to Executives at April 15, 2009

CEO	Two times annual base salary	$1.636 million
CBO	One times annual base salary	$.645 million
CFO	One times annual base salary	$.490 million
CCMO	One times annual base salary	$.489 million
The Agreements are attached hereto as Exhibit Nos. 10.1, 10.2, 10.3, and 10.4, and incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 of this report is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
Exhibit No. 10.1 Employment Agreement of Richard S. Swanson, dated as of April 17, 2009, by and among the Bank and Mr. Swanson
Exhibit No. 10.2 Employment Agreement of Michael L. Wilson, dated as of April 17, 2009, by and among the Bank and Mr. Wilson
Exhibit No. 10.3 Employment Agreement of Steven T. Schuler, dated as of April 17, 2009, by and among the Bank and Mr. Schuler
Exhibit No. 10.4 Employment Agreement of Edward J. McGreen, dated as of April 17, 2009, by and among the Bank and Mr. McGreen
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Des Moines
April 20, 2009	By:	/s/ Steven T. Schuler
		Name:	Steven T. Schuler
		Title:	Executive Vice President and Chief Financial Officer